Exhibit 99.1

CONTACT:

Tere Miller

Vice President, Corporate Communications

760-741-2111 ext. 177

REALTY INCOME ANNOUNCES RECORD

FOURTH QUARTER AND YEAR-END 2005 OPERATING RESULTS

ESCONDIDO, CALIFORNIA, February 15, 2006...Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O) today announced operating results for the fourth quarter and year ended December 31, 2005.

COMPANY HIGHLIGHTS:

For the quarter ended December 31, 2005:

•      Revenue increased 18.5% to $53.7 million

•      Funds from Operations (FFO) available to common stockholders increased 24.7% to $35.9 million

•      FFO per diluted common share increased 19.4% to $0.43 per share

•      Net income available to common stockholders per diluted common share was $0.31 per share

•      Dividends paid per share increased 5.8% as compared to the same quarterly period in 2004

•      Increased the monthly dividend in December for the 33rd consecutive quarter

•      Same store rents increased 0.6% to $40.01 million

•      Invested $74.5 million in 52 additional properties

For the year ended December 31, 2005:

•      Revenue increased 13.2% to $196.7 million

•      FFO available to common stockholders increased 9.6% to $129.6 million

•                  FFO per diluted common share increased 8.0% to $1.62 per share

•                  Net income available to common stockholders per diluted common share was $1.12 per share

•                  Paid the 425th consecutive monthly dividend in December 2005

•                  Increased dividends 8.5% during 2005 as compared to 2004

•                  Portfolio occupancy remained strong at 98.5% at the end of the year

•                  Same store rents increased 0.8% to $158.11 million

•                  Invested $486.6 million in 156 properties

•                  Raised net proceeds of $362.9 million in common stock and bond offerings

•                  Arranged a new $300 million acquisition credit facility

Financial Results

Revenue Increases

Realty Income’s revenue for the fourth quarter ended December 31, 2005, increased 18.5% to $53.7 million as compared to $45.3 million for the same period in 2004.

Revenue for the year ended December 31, 2005, increased 13.2% to $196.7 million as compared to $173.7 million in 2004.

Net Income Available to Common Stockholders

Net income available to common stockholders, for the quarter ended December 31, 2005, was $25.5 million as compared to $24.3 million for the same period in 2004. On a diluted per common share basis, net income was unchanged at $0.31 per share as compared to the same period in 2004.

Net income available to common stockholders for the year ended December 31, 2005, was $89.7 million as compared to $90.2 million for the same period in 2004. On a diluted per common share basis, net income was

$1.12 per share as compared to $1.15 per share in 2004.

The calculation to determine net income for a real estate company includes gains from the sale of investment properties and impairments. The amount of gains on property sales and impairments varies from quarter to quarter. This variance can significantly impact net income.

During the fourth quarter of 2005, income from continuing operations available to common stockholders was $0.26 per diluted common share as compared to $0.25 per diluted common share for the same period in 2004.

During 2005, income from continuing operations available to common stockholders was $1.00 per diluted common share as compared to $0.89 per diluted common share in 2004.

Funds from Operations (FFO) Available to Common Stockholders

FFO for the quarter ended December 31, 2005 increased 24.7% to $35.9 million as compared to $28.8 million for the same period in 2004. FFO per diluted common share increased 19.4% to $0.43 per share for the quarter ended December 31, 2005 as compared to $0.36 per share for the same period in 2004. Core FFO (FFO before Crest Net’s contribution) per diluted common share for the quarter ended December 31, 2005 increased 16.7% to $0.42 per share from $0.36 per share for the same period in 2004.

FFO for the year ended December 31, 2005 increased 9.6% to $129.6 million as compared to $118.2 million in 2004. FFO per diluted common share for the year ended December 31, 2005 increased 8.0% to $1.62 per share as compared to $1.50 per share in 2004. Core FFO per diluted common share for the year ended December 31, 2005 increased 12.9% to $1.58 per diluted share from $1.40 per share in 2004. (For a calculation of Core FFO or FFO before Crest Net Lease contribution, see pages 7 and 8).

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP, measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items. (See reconciliation of net income available to common stockholders to FFO on page 7).

Dividend Information

In December 2005, Realty Income announced the 33rd consecutive quarterly increase in the amount of the monthly dividend on its common stock to an annualized amount of $1.395 per share. This marked the 37th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994.

During 2005, Realty Income paid twelve monthly dividends and increased the amount of the monthly dividend five times. The amount of dividends paid per share during 2005 increased 8.5% to $1.34625 as compared to $1.24125 in 2004. Throughout its 36-year operating history, the Company has paid 425 consecutive monthly dividends. The Company continues its 36-year history of declaring and paying dividends every month.

During 2005, the Company also paid dividends totaling $1.84375 per share on its Class D preferred stock.

Real Estate Portfolio Update

As of December 31, 2005, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,646 properties located in 48 states, leased to 101 retail chains doing business in 29 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 12.4 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of December 31, 2005, portfolio occupancy was 98.5% with only 25 properties available for lease out of 1,646 properties in the portfolio.

Rent Increases

Same store rents on 1,269 properties under lease during the three months ended December 31, 2005 and 2004 increased 0.6% to $40.01 million from $39.76 million in 2004. Same store rents on the same 1,269 properties under lease during the years ended December 31, 2005 and 2004 increased 0.8% to $158.11 million compared to $156.80 million in 2004.

Property Acquisitions

During the fourth quarter, Realty Income and its wholly-owned subsidiary, Crest Net Lease, invested $74.5 million in 52 new properties and properties under development. Realty Income invested $73.1 million in 49 new properties and properties under development with an initial average contractual lease yield of 8.5%. The 49 new properties acquired by Realty Income are located in 13 states and are 100% leased under net-lease agreements with an initial average lease length of 12.0 years. They are leased to seven different retail chains in five industries: financial services, health and fitness, motor vehicle dealership, restaurant and theater.

For the year ended December 31, 2005, Realty Income and its wholly-owned subsidiary, Crest Net Lease, invested $486.6 million in 156 new properties and properties under development. Realty Income invested $430.7 million in 135 new properties and properties under development with an initial average contractual lease yield of 8.4%. The 135 new properties acquired by Realty Income are located in 28 states and are 100% leased under net-lease agreements with an initial average lease length of 15.6 years. They are leased to 13 different retail chains in seven industries: convenience store, drug store, financial services, health and fitness, motor vehicle dealership, restaurant and theater.

Realty Income maintains an unsecured acquisition credit facility with borrowing capacity of $300 million that is used to fund property acquisitions in the near term. The outstanding balance on the Company’s acquisition credit facility at the end of the fourth quarter was $136.7 million with $163.3 million available to fund new property acquisitions. In addition, the Company reported cash and cash equivalents of $65.7 million at December 31, 2005.

Property Dispositions

Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the fourth quarter ended December 31, 2005, Realty Income sold eight properties for $5.8 million, which resulted in a gain on sales of $2.8 million. The properties sold consisted of one automotive tire service location, three child care locations, three restaurants, and one property classified as “other”. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility or to invest in new properties.

For the year ended December 31, 2005, Realty Income sold 23 properties for $23.4 million, which resulted in a gain on sales of $6.6 million. The properties sold consisted of: one automotive service store, two automotive tire service locations, seven child care properties, two consumer electronics stores, one convenience store, one motor vehicle dealership, one private education facility, seven restaurants, and one property classified as “other”.

Other 2005 Activities

Receives Mergent Dividend Achiever Status

In October 2005, Realty Income announced that the Company was named a Mergent Dividend Achiever, a distinction shared by just 313 other dividend-paying companies, out of approximately 10,000 plus North-American listed, dividend-paying common stocks.

Issued 4.1 Million Common Shares

In September 2005, Realty Income issued 4.1 million common shares priced at $23.79 per share. The net proceeds from the offering of $92.7 million were used to fund new property acquisitions and for other general corporate purposes.

Completed 12-Year Notes Offering

In September 2005, Realty Income completed a $175 million offering of 12-year, 5-3/8 senior unsecured notes due 2017. The net proceeds from the offering were used to repay borrowings on the Company’s unsecured acquisition credit facility and for other general corporate purposes.

Credit Rating Upgrade

In September 2005, Fitch Ratings upgraded Realty Income’s senior unsecured debt ratings to BBB+ from BBB and its preferred stock ratings to BBB from BBB-, with a stable outlook.

Completed 30-Year Unsecured Bond Offering

In March 2005, Realty Income completed a $100 million offering of 5-7/8% senior unsecured bonds due 2035. The net proceeds from the offering were used to repay borrowings on the Company’s unsecured acquisition credit facility and for other general corporate purposes.

Crest Net Lease

Crest Net Lease is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the fourth quarter ended December 31, 2005, Crest sold three properties for $6.6 million and reported a gain on sales of $930,000. Crest also invested $1.4 million in three new properties during the fourth quarter.

For the year ended December 31, 2005, Crest sold 12 properties for $23.5 million and reported a gain on sales of $3.3 million. During the year, Crest invested $55.9 million in 21 new properties and properties under development. As of December 31, 2005, Crest carried an inventory of $45.7 million, which consists of 17 properties held for sale.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of property sales, if any, in a given quarter. Therefore, Crest’s contribution can fluctuate and add volatility to the Company’s reported FFO and net income on a comparable quarterly and annualized basis. During the fourth quarter ended December 31, 2005, Crest generated $1.1 million, or $0.01 per diluted common share, in FFO (and net income) for Realty Income as compared to $598,000, or $0.01 per diluted common share, in FFO for the same period in 2004. For the year ended December 31, 2005, Crest generated $2.8 million, or $0.03 per diluted common share, in FFO (and net income) for Realty Income as compared to $7.8 million, or $0.10 per diluted common share in 2004.

CEO Comments on Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer, stated, “The Monthly Dividend Company® ended the fourth quarter and 2005 with record operating results in nearly all facets of the Company’s business. Increases in property acquisitions, total revenue and funds from operations allowed us to raise the dividend again in the fourth quarter, for a total of five increases during the year, which led to an increase in dividends paid in 2005 of 8.5% as compared to 2004. We are pleased to have been able to continue to offer shareholders a source of dependable monthly income that has increased over time.

“A record level of property acquisitions, the highest in Realty Income’s history, was primarily responsible for increases in financial results across the board. For the year ended December 31, 2005, Realty Income and Crest Net, combined, acquired 156 properties for $486.6 million. The initial average lease rate for properties acquired during 2005 was 8.4%, which continued to represent an attractive spread over our cost of capital. The initial average lease term on properties acquired during 2005 was 15.8 years.

“We were also pleased with our ability to access capital quickly to permanently fund these property acquisitions. During 2005, we raised approximately $363 million in new capital from the proceeds of common stock and bond offerings.

“While we were very pleased with the volume of property acquisitions during 2005, this level of acquisitions should not necessarily be viewed as a trend that can be extrapolated into the future. The Company will continue to adhere to its strict due diligence and underwriting standards that guide the review and decision-making process for every potential real estate acquisition opportunity. As always, acquisition opportunities will be required to meet these standards in order to be considered for inclusion in Realty Income’s real estate portfolio.  During 2005, the Company’s Investment Committee reviewed over 1,700 properties with an approximate value of $2.9 billion for possible acquisition. Out of that, the Committee selected 156 properties for $486.6 million, or 17% of the opportunities reviewed, for acquisition.

“Our real estate portfolio of 1,646 properties continues to perform well and provide the dependable lease revenue that supports the payment of monthly dividends. During 2005, the portfolio exhibited stable occupancy, ending the year with 98.5% of our properties occupied in comparison to 97.9% at the end of 2004. We believe this excellent performance is due to our continued focus on acquiring properties that are primarily leased to retailers that sell basic human needs goods and services that consumers use every day.”

FFO Commentary

Realty Income’s FFO per diluted common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per diluted common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest Net Lease.

2006 Estimates

Management estimates that FFO per diluted common share for 2006 should range from $1.67 to $1.71, which would represent annual FFO per diluted common share growth of approximately 3.1% to 5.6%, compared to the 2005 FFO. FFO for 2006 is based on an estimated net income per diluted common share range of $1.10 to $1.14 adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.63 and potential gain on sales of investment properties of $0.06 per share.

Management further estimates that Crest Net Lease could contribute between $0.03 to $0.06 per share to Realty Income’s FFO during 2006. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate on a comparable quarterly and annualized basis.

The Company does not intend to provide quarterly estimates of FFO. Absent changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimates for 2006 have not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of December 31, 2005, the Company had paid 425 consecutive monthly dividends throughout its 36-year operating history. The monthly income is supported by the cash flows from over 1,600 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or via the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three months and years ended December 31, 2005 and 2004

(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/05	Three Months Ended 12/31/04	Year Ended 12/31/05	Year Ended 12/31/04
REVENUE
Rental	$53,604	$44,952	$196,322	$172,714
Other	46	354	354	1,033

	53,650	45,306	196,676	173,747
EXPENSES
Interest	11,869	8,599	40,949	34,132
Depreciation and amortization	13,218	10,282	46,438	39,874
General and administrative	3,493	3,496	15,421	13,119
Property	967	901	3,838	3,069
Income taxes	210	178	813	699

	29,757	23,456	107,459	90,893

Income from continuing operations	23,893	21,850	89,217	82,854
Income from discontinued operations:
Real estate acquired for resale by Crest	1,086	598	2,781	7,847
Real estate held for investment	2,849	4,108	7,121	12,696
	3,935	4,706	9,902	20,543

Net income	27,828	26,556	99,119	103,397
Preferred stock cash dividends	(2,351)	(2,244)	(9,403)	(9,455)
Excess of redemption value over carrying value of preferred shares redeemed	—-	—-	—-	(3,774)

Net income available to common stockholders	$25,477	$24,312	$89,716	$90,168

Funds from operations available to common stockholders (FFO)	$35,863	$28,792	$129,647	$118,181

Per share information for common stockholders, basic and diluted:
Income from continuing operations	$0.26	$0.25	$1.00	$0.89
Net income	$0.31	$0.31	$1.12	$1.15

FFO, basic:(1)
FFO before Crest Net contribution	$0.42	$0.36	$1.59	$1.41
Crest Net Lease	0.01	0.01	0.03	0.10
Total FFO	0.43	0.36	1.62	1.51

FFO, diluted:(1)
FFO before Crest Net contribution	$0.42	$0.36	$1.58	$1.40
Crest Net Lease	0.01	0.01	0.03	0.10
Total FFO	0.43	0.36	1.62	1.50

Cash dividends paid	$0.347	$0.328	$1.346	$1.241

(1) The above FFO per share amounts have been rounded to the nearest two decimals, and as such the individual amounts may not add up to the “Total FFO” amount.

FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended 12/31/05	Three Months Ended 12/31/04	Year Ended 12/31/05	Year Ended 12/31/04

Net income available to common stockholders	$25,477	$24,312	$89,716	$90,168
Depreciation and amortization:
Continuing operations	13,218	10,282	46,438	39,874
Discontinued operations	18	177	226	984
Depreciation of furniture, fixtures & equipment	(39)	(31)	(142)	(117)
Gain on sales of investment properties:
Continuing operations	(5)	(185)	(18)	(185)
Discontinued operations	(2,806)	(5,763)	(6,573)	(12,543)

Funds from operations available to common stockholders	$35,863	$28,792	$129,647	$118,181

Dividends paid to common stockholders	$29,031	$26,021	$108,575	$97,420

FFO in excess of dividends	$6,832	$2,771	$21,072	$20,761

FFO per common share:
Basic	$0.43	$0.36	$1.62	$1.51
Diluted	$0.43	$0.36	$1.62	$1.50
Weighted average number of common shares used for computation per share:
Basic	83,005,569	79,301,254	79,950,255	78,518,296
Diluted	83,163,283	79,383,964	80,208,593	78,598,788

CONTRIBUTIONS BY CREST NET LEASE TO FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

Crest Net acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we classify properties acquired by Crest Net as held for sale at the date of acquisition and do not depreciate them. The operations of Crest Net’s properties are classified as “income from discontinued operations, real estate acquired for resale.”

	Three Months Ended 12/31/05	Three Months Ended 12/31/04	Year Ended 12/31/05	Year Ended 12/31/04
Gain on sales of real estate acquired for resale	$930	$706	$3,291	$10,254
Rental revenue	1,003	352	2,085	2,304
Interest expense	(509)	(154)	(1,139)	(674)
General and administrative expense	(44)	(105)	(453)	(464)
Property expenses	(1)	(21)	(60)	(93)
Income taxes	(293)	(180)	(943)	(3,480)
Funds from operations contributed by Crest	$1,086	$598	$2,781	$7,847

Crest FFO per common share, basic and diluted	$0.01	$0.01	$0.03	$0.10

Total FFO	$35,863	$28,792	$129,647	$118,181
Less FFO contributed by Crest	(1,086)	(598)	(2,781)	(7,847)
FFO before Crest contribution	$34,777	$28,194	$126,866	$110,334
FFO before Crest contribution per common share:
Basic	$0.42	$0.36	$1.59	$1.41
Diluted	$0.42	$0.36	$1.58	$1.40

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, reduced by gains on sales of investment property and extraordinary items.

HISTORICAL FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

	2005	2004	2003	2002	2001

For the three months ended December 31,

Net income available to common stockholders	$25,477	$24,312	$25,056	$17,679	$15,995
Depreciation and amortization	13,197	10,428	9,149	8,088	7,492
Gain on sales of investment properties	(2,811)	(5,948)	(2,900)	(903)	(1,556)

Total FFO	$35,863	$28,792	$31,305	$24,864	$21,931

Total FFO per diluted share	$0.43	$0.36	$0.42	$0.36	$0.34

Total FFO	$35,863	$28,792	$31,305	$24,864	$21,931
Less FFO contributed by Crest	(1,086)	(598)	(4,121)	(807)	(819)
FFO before Crest contribution	$34,777	$28,194	$27,184	$24,057	$21,112

FFO components, per diluted share:
FFO before Crest’s contribution	$0.42	$0.36	$0.36	$0.34	$0.33
Crest FFO contribution	$0.01	$0.01	$0.06	$0.01	$0.01

Total FFO	$0.43	$0.36	$0.42	$0.36	$0.34

Cash dividends paid per share	$0.347	$0.328	$0.298	$0.291	$0.283
Diluted shares outstanding	83,163,283	79,383,964	74,575,552	69,856,588	64,259,202

For the year ended December 31,

Net income available to common stockholders	$89,716	$90,168	$76,722	$68,954	$57,846
Depreciation and amortization	46,522	40,741	33,800	31,091	29,010
Gain on sales of investment properties	(6,591)	(12,728)	(7,156)	(6,506)	(10,478)

Total FFO	$129,647	$118,181	$103,366	$93,539	$76,378

Total FFO per diluted share	$1.62	$1.50	$1.45	$1.38	$1.30

Total FFO	$129,647	$118,181	$103,366	$93,539	$76,378
Less FFO contributed by Crest	(2,781)	(7,847)	(4,588)	(2,748)	(2,425)
FFO before Crest contribution	$126,866	$110,334	$98,778	$90,791	$73,953

FFO components, per diluted share:
FFO before Crest’s contribution	$1.58	$1.40	$1.39	$1.34	$1.26
Crest FFO contribution	$0.03	$0.10	$0.06	$0.04	$0.04

Total FFO	$1.62	$1.50	$1.45	$1.38	$1.30

Cash dividends paid per share	$1.346	$1.241	$1.181	$1.151	$1.121
Diluted shares outstanding	80,208,593	78,598,788	71,222,628	67,976,314	58,562,240

CONSOLIDATED BALANCE SHEETS

As of December 31, 2005 and 2004

(dollars in thousands, except per share amounts)

	2005	2004
ASSETS
Real estate, at cost:
Land	$746,016	$624,558
Buildings and improvements	1,350,140	1,066,725
	2,096,156	1,691,283
Less accumulated depreciation and amortization	(341,193)	(301,728)

Net real estate held for investment	1,754,963	1,389,555
Real estate held for sale, net	47,083	17,155
Net real estate	1,802,046	1,406,710
Cash and cash equivalents	65,704	2,141
Accounts receivable	5,044	4,075
Goodwill	17,206	17,206
Other assets	30,988	12,183

Total assets	$1,920,988	$1,442,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$10,121	$9,115
Accounts payable and accrued expenses	20,391	9,579
Other liabilities	9,562	6,286
Line of credit payable	136,700	23,600
Notes payable	755,000	480,000

Total liabilities	931,774	528,580

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 5,100,000 issued and outstanding	123,804	123,787
Common stock and paid in capital, par value $1.00 per share, in 2005 there were 200,000,000 shares authorized and 83,696,647 issued and outstanding and in 2004 there were 100,000,000 shares authorized and 79,301,630 shares issued and outstanding	1,134,300	1,038,973
Distributions in excess of net income	(268,890)	(249,025)

Total stockholders’ equity	989,214	913,735

Total liabilities and stockholders’ equity	$1,920,988	$1,442,315

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest Net) classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
30 Industries	For the Quarter Ended Dec. 31, 2005	For the Years Ended
		Dec 31, 2005	Dec 31, 2004	Dec 31, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000
Apparel stores	1.4%	1.6%	1.8%	2.1%	2.3%	2.4%	2.4%
Automotive collision services	1.2	1.3	1.0	0.3	—	—	—
Automotive parts	3.4	3.4	3.8	4.5	4.9	5.7	6.0
Automotive service	7.0	7.6	7.7	8.3	7.0	5.7	5.8
Automotive tire services	6.5	7.2	7.8	3.1	2.7	2.6	2.3
Book stores	0.3	0.3	0.3	0.4	0.4	0.4	0.5
Business services	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Child care	11.8	12.7	14.4	17.8	20.8	23.9	24.7
Consumer electronics	1.2	1.3	2.1	3.0	3.3	4.0	4.9
Convenience stores	17.8	18.7	19.2	13.3	9.1	8.4	8.4
Crafts and novelties	0.4	0.4	0.5	0.6	0.4	0.4	0.4
Drug stores	3.0	2.8	0.1	0.2	0.2	0.2	0.2
Entertainment	1.9	2.1	2.3	2.6	2.3	1.8	2.0
Equipment rental services	0.3	0.4	0.3	0.2	—	—	—
Financial services	0.1	0.1	0.1	—	—	—	—
General merchandise	0.5	0.5	0.4	0.5	0.5	0.6	0.6
Grocery stores	0.6	0.7	0.8	0.4	0.5	0.6	0.6
Health and fitness	3.3	3.7	4.0	3.8	3.8	3.6	2.4
Home furnishings	3.4	3.7	4.1	4.9	5.4	6.0	5.8
Home improvement	1.0	1.1	1.0	1.1	1.2	1.3	2.0
Motor vehicle dealerships	2.9	2.6	0.6	—	—	—	—
Office supplies	1.6	1.5	1.6	1.9	2.1	2.2	2.3
Pet supplies and services	1.2	1.3	1.4	1.7	1.7	1.6	1.5
Private education	0.7	0.8	1.1	1.2	1.3	1.5	1.4
Restaurants	9.9	9.4	9.7	11.8	13.5	12.2	12.3
Shoe stores	0.0	0.3	0.3	0.9	0.8	0.7	0.8
Sporting goods	3.1	3.4	3.4	3.8	4.1	0.9	—
Theaters	9.9	5.2	3.5	4.1	3.9	4.3	2.7
Travel plazas	0.3	0.3	0.4	0.3	—	—	—
Video rental	2.3	2.5	2.8	3.3	3.3	3.7	3.9
Other	2.9	3.0	3.4	3.8	4.4	5.2	6.0
Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1) Includes rental revenue for all properties owned by Realty Income at the end of each period presented including revenue from properties reclassified to discontinued operations.

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest Net) regarding the timing of the initial lease term expirations (excluding extension options) on our 1,617 net leased, single-tenant retail and certain other properties as of December 31, 2005 (dollars in thousands):

Lease Expiration Schedule

	Total Portfolio			Initial Expirations (3)			Subsequent Expirations (4)
Year	Total Number of Leases Expiring (1)	Rental Revenue for the Quarter Ended 12/31/05 (2)	% of Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 12/31/05	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 12/31/05	% of Total Rental Revenue
2006	109	$2,373	4.6%	50	$1,111	2.2%	59	$1,262	2.4%
2007	121	2,265	4.4	87	1,662	3.2	34	603	1.2
2008	104	2,334	4.5	66	1,634	3.2	38	700	1.3
2009	89	1,963	3.8	29	694	1.3	60	1,269	2.5
2010	69	1,527	2.9	43	1,072	2.0	26	455	0.9
2011	44	1,662	3.2	34	1,439	2.8	10	223	0.4
2012	44	1,379	2.7	42	1,329	2.6	2	50	0.1
2013	74	3,251	6.3	66	3,039	5.9	8	212	0.4
2014	48	2,007	3.9	36	1,752	3.4	12	255	0.5
2015	87	1,654	3.2	68	1,200	2.3	19	454	0.9
2016	17	513	1.0	15	431	0.8	2	82	0.2
2017	22	1,527	2.9	18	1,459	2.8	4	68	0.1
2018	23	1,090	2.1	23	1,090	2.1	—	—	—
2019	95	4,480	8.7	94	4,342	8.4	1	138	0.3
2020	82	2,603	5.0	81	2,593	5.0	1	10	*
2021	126	4,082	7.9	126	4,082	7.9	—	—	—
2022	96	2,592	5.0	95	2,591	5.0	1	1	*
2023	234	6,440	12.4	233	6,414	12.4	1	26	*
2024	57	1,707	3.3	57	1,707	3.3	—	—	—
2025	63	5,273	10.2	63	5,273	10.2	—	—	—
2026	2	89	0.2	2	89	0.2	—	—	—
2028	2	54	0.1	2	54	0.1	—	—	—
2030	1	21	*	1	21	*	—	—	—
2033	3	357	0.7	3	357	0.7	—	—	—
2034	2	230	0.4	2	230	0.4	—	—	—
2037	2	325	0.6	2	325	0.6	—	—	—
2043	1	13	*	—	—	—	1	13	*

Totals	1,617	$51,811	100.0%	1,338	$45,990	88.8%	279	$5,821	11.2%

*Less than 0.1%

(1)        Excludes four multi-tenant properties and 25 vacant, unleased properties, one of which is a multi-tenant property.  The lease expirations for properties under construction are based on the estimated dates of completion.

(2)        Includes rental revenue of $59 from properties reclassified to discontinued operations and excludes revenue of $1,852 from four multi-tenant properties and from 25 vacant and unleased properties at December 31, 2005.

(3)        Represents leases to the initial tenant of the property that are expiring for the first time.

(4)   Represents lease expirations on properties in the portfolio that have previously been renewed, extended or re-tenanted.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio (excluding properties owned by Crest Net) as of December 31, 2005 (dollars in thousands):

Geographic Diversification

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue For the Quarter Ended Dec 31, 2005 (1)	Percentage of Rental Revenue
Alabama	17	94%	146,600	$419	0.8%
Alaska	2	100	128,500	259	0.5
Arizona	70	100	335,500	1,900	3.5
Arkansas	8	88	48,800	139	0.3
California	61	100	1,057,100	4,044	7.5
Colorado	46	100	385,700	1,785	3.3
Connecticut	16	100	245,600	929	1.7
Delaware	16	100	29,100	338	0.6
Florida	128	99	1,252,600	4,958	9.2
Georgia	103	99	699,300	2,733	5.1
Idaho	14	93	91,900	371	0.7
Illinois	55	100	696,200	3,184	5.9
Indiana	37	95	349,600	1,516	2.8
Iowa	12	92	63,800	181	0.3
Kansas	20	90	188,300	515	1.0
Kentucky	15	100	51,900	320	0.6
Louisiana	14	100	65,200	285	0.5
Maryland	24	100	218,800	1,182	2.2
Massachusetts	37	100	203,100	994	1.9
Michigan	13	100	81,600	300	0.6
Minnesota	20	100	337,100	1,278	2.4
Mississippi	38	89	205,200	711	1.3
Missouri	32	94	244,500	784	1.5
Montana	2	100	30,000	79	0.1
Nebraska	13	100	104,500	436	0.8
Nevada	15	100	191,000	837	1.6
New Hampshire	10	100	89,600	358	0.7
New Jersey	26	100	200,100	1,069	2.0
New Mexico	7	100	53,300	152	0.3
New York	28	96	386,300	1,871	3.5
North Carolina	50	100	322,800	1,470	2.7
North Dakota	5	100	31,900	35	*
Ohio	105	100	661,500	2,520	4.7
Oklahoma	20	95	99,300	685	1.3
Oregon	17	100	253,300	587	1.1
Pennsylvania	81	100	481,300	2,269	4.2
Rhode Island	1	100	3,500	29	0.1
South Carolina	55	100	215,800	1,416	2.6
South Dakota	7	100	18,300	30	0.1
Tennessee	98	100	451,400	2,199	4.1
Texas	182	98	1,835,500	4,859	9.1
Utah	6	100	35,100	108	0.2
Vermont	1	100	2,500	22	*
Virginia	62	100	431,900	2,309	4.3
Washington	37	100	243,900	783	1.5
West Virginia	2	0	16,800	—	0.0
Wisconsin	16	94	153,700	370	0.7
Wyoming	2	100	9,300	45	0.1
Totals/Average	1,646	99%	13,448,600	$53,663	100.0%

* Less than 0.1%

(1)   Includes rental revenue for all properties owned by Realty Income at December 31, 2005 (including revenue from properties reclassified to discontinued operations of $59).